EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-46836, 333-64799, 333-169276 and 333-180829) of Warwick Valley Telephone Company of our report dated March 18, 2013, except for Note 1, paragraphs 1 and 2, which are dated August 7, 2013 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Warwick Valley Telephone Company, which appears in this Annual Report on Form 10-K/A of Warwick Valley Telephone Company for the year ended December 31, 2012.

/s/ WithumSmith+Brown, PC
Princeton, New Jersey
March 18, 2013, except for note 1, paragraphs 1 and 2, which are dated August 7, 2013